Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jim Wilson
GameTech International, Inc.
775.850.6100
GameTech Reports Increased Profits for Second Quarter and Six Month Period Ended April 30, 2006
Company Highlights:
•	Net income for the second quarter of fiscal 2006 was $1.2 million, compared with $303,000 for the same period in fiscal 2005, an increase of 300%; net income for the first half of fiscal 2006 was $2.0 million compared with $304,000 in the same period in fiscal 2005, an increase of over 500%.

•	Net income per fully diluted share reached $0.09 for the second quarter and $0.16 for six months, compared with $0.03 for both the same periods in fiscal 2005.

•	Revenue for the six month period at $24.9 million compared with $25.1 million for the same period in fiscal 2005; three month revenue at $12.5 million compared with $12.7 million for the same period in fiscal 2005.

•	For the first six months of fiscal 2006 EBITDA approximated $8.2 million, an increase of $1.5 million from 2005.
RENO, Nev. (June 9, 2006) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company’s second fiscal quarter and six month period ended April 30, 2006. Net income totaled $1.2 million for the quarter, or $0.09 per fully diluted share, a significant improvement over net income of $303,000 and $0.03 per fully diluted share for the second quarter in fiscal 2005. Year-to-date net income for fiscal 2006 reached $2.0 million, or $0.16 per fully diluted share, compared with $304,000, or $0.03 per fully diluted share for the comparable six month period in 2005.
Second quarter revenue totaled $12.5 million compared with $12.7 million for the comparable quarter during fiscal 2005. Revenue for the six month period ended April 30, 2006 was $24.9 million compared with $25.1 million for the comparable period in fiscal 2005. Even with the loss of business in Oklahoma attributed to Class II units replacing traditional bingo, we are encouraged by the progress we are making in our core business. Company revenue continued to increase in key domestic and international markets.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “Our revenue has been strong in Michigan, Kentucky, Nevada and other markets with our emphasis to grow our core business. In addition, GameTech intends to leverage its years of technical capabilities in wireless to expand into the newly developing mobile gaming market and we are also analyzing new domestic and international markets. For the remainder of the year, we also anticipate new business from the introduction of new products and we will continue to pursue strategic opportunities if and when they arise.”
About GameTech International, Inc.
GameTech International is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, and turnkey accounting and management software systems. The Company supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our potential expansion of our domestic and international business and markets, our positioning for profitable growth, new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the financial results and operating results of the Company, including revenue, profitability, and growth and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenue	$12,533	$12,746	$24,880	$25,066

Cost of revenue	4,955	5,146	9,607	10,616

Gross profit	7,578	7,600	15,273	14,450

Operating expenses:
General and administrative	2,300	2,809	4,914	5,551
Sales and marketing	2,791	3,055	5,511	6,114
Research and development	623	1,049	1,677	2,131
Loss contingencies	33	8	65	8

Total operating expenses	5,747	6,921	12,167	13,804

Income from operations	1,831	679	3,106	646

Interest and other income (expense), net	97	(7)	197	28

Income before income taxes	1,928	672	3,303	674
Provision for income taxes	742	369	1,278	370

Net income	$1,186	$303	$2,025	$304

Net income per share:
Basic	$0.10	$0.03	$0.17	$0.03
Diluted	$0.09	$0.03	$0.16	$0.03

Shares used in calculating net income per share:
Basic	12,094	11,875	12,002	11,861
Diluted	12,654	11,906	12,540	11,929

	April 30,	October 31,
Select Balance Sheet Data:	2006	2005
	(Unaudited)	(Audited)
Cash and cash equivalents	$7,927	$6,330
Short-term investments	$2,204	$503
Restricted short-term investments	$4,653	$4,581
Total current assets	$21,569	$18,625
Total assets	$55,374	$51,130
Total current liabilities	$8,231	$7,801
Total liabilities	$9,556	$9,241
Total stockholders’ equity	$45,818	$41,889
Total liabilities and stockholders’ equity	$55,374	$51,130
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:
Reconciliation of U.S. GAAP Net Income to EBITDA:

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
(Dollars in thousands)	(Unaudited)		(Unaudited)
Net income	$1,186	$303	$2,025	$304
Add back:
Amortization and depreciation	2,554	3,024	5,131	6,099
Interest income and other (income) expense, net	(97)	7	(197)	(28)
Provision for income taxes	742	369	1,278	370
EBITDA	$4,385	$3,703	$8,237	$6,745